UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Philip Morris International Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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	(4)	Date filed: April 16, 2009

Proxy Statement Clarification

In connection with the Proxy Statement distributed by Philip Morris International Inc. (“PMI”) on or about March 26, 2009 for its Annual Meeting of Stockholders to be held on May 5, 2009, PMI wishes to provide the following clarification of the disclosure pertaining to the retirement benefits of PMI’s named executive officers set forth in the Proxy Statement dated March 26, 2009.

Philip Morris International Employee Grantor Trust Enrollment Agreement and

Reimbursements for Taxes on Trust Earnings

In connection with the March 28, 2009 spin-off of PMI from Altria Group, Inc. (“Altria”), PMI assumed the existing retirement plan obligations of Altria and its subsidiaries under, among other plans, the Altria Benefit Equalization Plan and the Altria Supplemental Management Employees’ Retirement Plan (the “Altria Supplemental Plans”) to those employees whose employment after the spin-off would be with PMI. In order to reflect the Altria Supplemental Plan obligations that PMI assumed, a PMI subsidiary established a PMI Benefit Equalization Plan and a PMI Supplemental Management Employees’ Retirement Plan (the “PMI Supplement Plans”) paralleling the Altria Supplemental Plans.

Obligations under the Altria Supplemental Plans were to be reduced at retirement by amounts previously paid by Altria and accumulated in individual grantor trusts established by covered employees. Altria’s right to reduce benefits in this manner was set forth in Employee Grantor Trust Enrollment Agreements between these employees and Altria. Accordingly, new Employee Grantor Trust Enrollment Agreements between the employees and PMI, and related amendments to the affected employees’ individual grantor trusts, were entered into in order to ensure that PMI would be entitled to reduce the assumed obligations reflected in the PMI Supplemental Plans by the amounts previously paid by Altria and accumulated in the employees’ trusts. PMI previously filed as Exhibit 10.31 to its February 26, 2009 Form 10-K its form of Employee Grantor Trust Enrollment Agreement covering its two U.S.-based named executive officers whose future benefits are reduced in this manner.

For PMI employees entering into the PMI Employee Grantor Trust Enrollment Agreements, all supplemental retirement benefits with respect to service performed after December 31, 2007, are being provided under a new unfunded PMI Supplemental Equalization Plan (the “SEP”). All of these new benefits provided through the SEP are paid in a lump sum following retirement. The PMI Employee Grantor Trust Enrollment Agreement serves as acknowledgement of the employee’s agreement to participate in the SEP.

The PMI Proxy Statement dated March 26, 2009, in its tabular presentation of “All Other Compensation” at page 37, shows amounts for Mr. Camilleri and Mr. Wall as “Reimbursement for Taxes on Assets Held for Retirement” during 2008. These 2008 reimbursement amounts relate to 2007 taxes on 2007 earnings on assets held in individual grantor trusts. These assets, and the related earnings and reimbursements, derive from amounts paid in prior years by Altria into the trusts related to the Altria Supplemental Plans described above. The reimbursements were paid by Altria during early 2008 prior to the spin-off of PMI. Further payments to cover taxes on individual grantor trust earnings were discontinued, effective with respect to trust earnings for 2008 and future years, with the result that no such reimbursements will be made in 2009 and subsequent years.

A copy of this clarification is available on PMI’s website at http://www.pmintl.com/investors.

G. Penn Holsenbeck

Corporate Secretary

Dated: April 16, 2009